Exhibit 99.1

Investor Contact: Larry P. Kromidas
                                                                                                                                                                                                                                                                                                                                                             lpkromidas@olin.com
(314) 480-1452

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FIRST QUARTER EARNINGS
CHLOR ALKALI EARNINGS CONTINUE TO IMPROVE

Clayton, MO, April 28, 2011 - Olin Corporation ( NYSE: OLN) announced today that its first quarter 2011 net income was $133.7 million, or $1.66 per diluted share, which compares to $14.1 million, or $0.18 per diluted share in the first quarter of 2010.  On February 28, we completed the acquisition of PolyOne’s 50% interest in the SunBelt Partnership and as a result, first quarter 2011 net income includes a one time pretax, non-cash gain of $181.4 million, associated with the required remeasurement of the 50% of the SunBelt Partnership which Olin had previously owned. In conjunction with this remeasurement a discrete deferred tax expense of $76.0 million was recorded.  Sales in the first quarter of 2011 were $436.0 million compared to $362.0 million in the first quarter of 2010.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “The positive pricing and volume momentum we have been experiencing in our Chlor Alkali business began accelerating in the first quarter of 2011 and should benefit the business for the balance of the year.  The momentum provides us with the opportunity in 2011 to achieve the highest level of EBITDA since the spin-off of Arch Chemicals in 1999.  First quarter 2011 segment earnings were $45.2 million, which is more than quadruple the first quarter 2010 Chlor Alkali segment earnings of $10.6 million.  This improvement reflects significant year-over-year increases in both volumes and ECU netbacks.  Year-over-year chlorine and caustic soda volumes improved approximately 8% while ECU netbacks improved approximately 19%.  The first quarter 2011 Chlor Alkali results include approximately $3.7 million of incremental operating earnings associated with the SunBelt acquisition.  The overall Olin results include approximately $0.8 million of SunBelt transaction costs and an additional $0.5 million of SunBelt interest expense.

“Winchester earnings declined approximately 35% compared to the first quarter of 2010 due to higher commodity metal and other material costs.

“First quarter 2011 earnings include $0.5 million of pretax recoveries from third parties of environmental costs incurred and expensed in prior periods, and an approximately $3.4 million reduction in income tax expense associated with a remeasurement of deferred taxes related to an increase in our effective state income tax rate.

“Second quarter 2011 net income is forecast to be in the $0.45 per diluted share range.  Second quarter 2011 Chlor Alkali segment earnings are expected to improve compared to the first quarter of 2011 reflecting continued improvement in both pricing and volumes, and the contribution from a full quarter of 100% SunBelt ownership.  Earnings in the Winchester segment are expected to decline more than 50% from the second quarter 2010 levels, reflecting lower volumes, a less favorable product mix, and higher commodity metal costs.  Second quarter 2011 results are also forecast to include approximately $6 million of higher legacy environmental costs compared to the first quarter of 2011, which should be more than offset by approximately $10 million of pretax recoveries from third parties of environmental costs incurred and expensed in prior periods.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other income, and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the first quarter of 2011 were $299.4 million compared to $230.6 million in the first quarter of 2010.  First quarter 2011 chlorine and caustic soda volumes increased 8% compared to the first quarter 2010 levels.  Bleach volumes increased 32% during the first quarter of 2011 compared to the first quarter of 2010, while volumes for hydrochloric acid in the first quarter of 2011 increased by 30% compared to the first quarter of 2010.  Freight costs included in the ECU netbacks in the first quarter of 2011 were 19% higher compared to the first quarter of 2010.  First quarter 2011 Chlor Alkali segment earnings of $45.2 million increased compared to the $10.6 million earned in the first quarter of 2010, due to higher volumes and higher prices.

WINCHESTER

Winchester first quarter 2011 sales were $136.6 million compared to $131.4 million in the first quarter of 2010.  First quarter 2011 commercial sales increased compared to the first quarter of 2010, due to an acceleration of commercial sales in advance of the implementation of the announced second quarter price increase.  First quarter 2011 military and law enforcement sales were comparable to the first quarter of 2010.  Winchester’s first quarter 2011 segment earnings were $12.5 million compared to $19.5 million in the first quarter of 2010.  The decrease in segment earnings reflects the impact of higher commodity metals and other material costs, higher manufacturing costs, and costs associated with the relocation of the centerfire operations to Mississippi.

CORPORATE AND OTHER COSTS

Pension income included in the first quarter 2011 Corporate and Other segment was $6.7 million compared to income of $4.7 million in the first quarter of 2010.  First quarter 2010 included a pretax charge of $1.3 million associated with an agreement to withdraw our Henderson, Nevada chlor alkali hourly workforce from a multi-employer defined benefit pension plan.

First quarter charges to income for environmental investigatory and remedial activities were $1.5 million in 2011, which includes the $0.5 million of pretax recoveries for costs incurred and expensed in prior periods.  First quarter of 2010 credits to income of $2.0 million for environmental investigatory and remedial activities included $2.6 million of pretax recoveries for environmental costs incurred and expensed in prior periods.  Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $2.0 million in the first quarter of 2011 compared to $0.6 million in the first quarter of 2010.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the first quarter of 2011 increased $1.4 million compared to the first quarter of 2010, primarily due to higher legal and legal-related expenses and SunBelt transaction costs.  The legal and legal-related expenses are primarily associated with legacy environmental matters.  A portion of these expenses relate to Olin’s recovery of environmental costs incurred and expensed in prior periods.

DIVIDEND

Today, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on June 10, 2011 to shareholders of record at the close of business on May 10, 2011.  This is the 338th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s first quarter earnings conference call with securities analysts is scheduled for 11:00 A.M. Eastern Time, Friday, April 29th.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin’s Senior Vice President, Operations; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 10 minutes before the call.  The call will also be audio archived on the Olin website for future replay beginning at 1:00 p.m. Eastern Time.  A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2011 - 7

Olin Corporation
Consolidated Statements of Income(a)

	Three Months
	Ended March 31,
(In millions, except per share amounts)	2011	2010
Sales	$436.0	$362.0
Operating Expenses:
Cost of Goods Sold	359.2	312.5
Selling and Administration	39.5	32.1
Restructuring Charge(b)	0.1	―
Other Operating Income	1.4	2.3
Operating Income	38.6	19.7
Earnings of Non-consolidated Affiliates	7.0	2.2
Interest Expense	7.2	6.9
Interest Income	0.2	0.2
Other Income(c)	181.2	―
Income before Taxes	219.8	15.2
Income Tax Provision	86.1	1.1
Net Income	$133.7	$14.1
Net Income Per Common Share:
Basic	$1.68	$0.18
Diluted	$1.66	$0.18
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	79.6	78.8
Average Common Shares Outstanding - Diluted	80.4	79.4

(a)	Unaudited.
(b)

Restructuring charges for the three months ended March 31, 2011 of $0.1 million included charges associated with the implementation of plans to exit the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and the relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)

Other income for the three months ended March 31, 2011 included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt.  The income tax provision included $76.0 million of deferred tax expense as a result of the remeasurement of the SunBelt investment.

Olin Corporation
Segment Information(a)

	Three Months
	Ended March 31,
(In millions)	2011	2010
Sales:
Chlor Alkali Products	$299.4	$230.6
Winchester	136.6	131.4
Total Sales	$436.0	$362.0
Income before Taxes:
Chlor Alkali Products(b)	$45.2	$10.6
Winchester	12.5	19.5
Corporate/Other:
Pension Income(c)	6.7	4.7
Environmental (Expense) Income(d)	(1.5)	2.0
Other Corporate and Unallocated Costs	(18.6)	(17.2)
Restructuring Charge(e)	(0.1)	―
Other Operating Income	1.4	2.3
Interest Expense	(7.2)	(6.9)
Interest Income	0.2	0.2
Other Income(f)	181.2	―
Income before Taxes	$219.8	$15.2

(a)	Unaudited.
(b)

Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $7.0 million and $2.2 million for the three months ended March 31, 2011 and 2010, respectively.  On February 28, 2011, we acquired the remaining 50% interest in SunBelt.  Since the date of acquisition, SunBelt's results are not included in earnings of non-consolidated affiliates but are consolidated in our financial statements.

(c)

The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.  Pension income for the three months ended March 31, 2010 included a charge of $1.3 million associated with an agreement to withdraw our Henderson, NV chlor alkali hourly workforce from a multi-employer defined benefit pension plan.

(d)

Environmental (expense) income for the three months ended March 31, 2011 and 2010 included $0.5 million and $2.6 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)

Restructuring charges for the three months ended March 31, 2011 of $0.1 million included accretion of employee severance and related benefit costs associated with the implementation of plans to exit the use of mercury cell technology in the chlor alkali manufacturing process by the end of 2012 and the relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)

Other income for the three months ended March 31, 2011 included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt.  The income tax provision included a $76.0 million discrete deferred tax expense as a result of the remeasurement of the SunBelt investment.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2011	2010	2010
Assets:
Cash & Cash Equivalents	$280.4	$458.6	$411.0
Accounts Receivable, Net	256.7	186.9	197.1
Income Taxes Receivable	5.5	6.1	19.3
Inventories	179.7	155.6	156.4
Current Deferred Income Taxes	46.3	46.0	50.1
Other Current Assets	28.8	29.6	22.3
Total Current Assets	797.4	882.8	856.2
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,089.8, $1,068.1 and $1,017.5)	763.2	675.0	688.5
Prepaid Pension Costs	26.9	16.3	14.5
Restricted Cash	99.1	102.0	―
Other Assets	76.5	72.3	71.8
Goodwill	628.2	300.3	300.3
Total Assets	$2,391.3	$2,048.7	$1,931.3

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$89.3	$77.8	$ ―
Accounts Payable	118.5	115.5	121.1
Accrued Liabilities	220.0	197.7	192.4
Total Current Liabilities	427.8	391.0	313.5
Long-Term Debt	491.9	418.2	397.1
Accrued Pension Liability	58.4	58.6	55.7
Deferred Income Taxes	107.7	23.5	26.6
Other Liabilities	355.6	327.1	316.4
Total Liabilities	1,441.4	1,218.4	1,109.3
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 79.7 Shares (79.6 and 78.9 in 2010)	79.7	79.6	78.9
Additional Paid-In Capital	843.0	842.3	826.8
Accumulated Other Comprehensive Loss	(260.8)	(261.8)	(250.7)
Retained Earnings	288.0	170.2	167.0
Total Shareholders' Equity	949.9	830.3	822.0
Total Liabilities and Shareholders' Equity	$2,391.3	$2,048.7	$1,931.3

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2011	2010
Operating Activities:
Net Income	$133.7	$14.1
Gain on Remeasurement of Investment in SunBelt	(181.4)	―
Earnings of Non-consolidated Affiliates	(7.0)	(2.2)
Gains on Disposition of Property, Plant and Equipment	(1.0)	(2.0)
Stock-Based Compensation	1.4	1.5
Depreciation and Amortization	23.2	21.6
Deferred Income Taxes	84.5	2.5
Qualified Pension Plan Contributions	(0.2)	(2.4)
Qualified Pension Plan Income	(6.6)	(6.0)
Common Stock Issued Under Employee Benefit Plans	―	0.3
Changes in:
Receivables	(52.6)	(13.8)
Income Taxes Receivable	0.2	0.1
Inventories	(20.1)	(32.6)
Other Current Assets	(2.1)	(4.4)
Accounts Payable and Accrued Liabilities	3.4	8.8
Other Assets	(0.6)	(0.1)
Other Noncurrent Liabilities	0.5	0.4
Other Operating Activities	(2.3)	(0.2)
Net Operating Activities	(27.0)	(14.4)
Investing Activities:
Capital Expenditures	(25.6)	(21.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(123.4)	―
Proceeds from Disposition of Property, Plant and Equipment	1.8	2.5
Distributions from (Advances to) Affiliated Companies, Net	7.4	(0.2)
Restricted Cash Activity	2.9	―
Other Investing Activities	1.3	(0.4)
Net Investing Activities	(135.6)	(19.5)
Financing Activities:
Issuance of Common Stock	―	2.2
Stock Options Exercised	0.3	―
Dividends Paid	(15.9)	(15.8)
Net Financing Activities	(15.6)	(13.6)
Net Decrease in Cash and Cash Equivalents	(178.2)	(47.5)
Cash and Cash Equivalents, Beginning of Year	458.6	458.5
Cash and Cash Equivalents, End of Period	$280.4	$411.0

(a)	Unaudited.